As filed with the Securities and Exchange Commission on June 13, 2012

Registration No. 333-158069

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

General Electric Company

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation or Organization)

14-0689340

(I.R.S. Employer Identification No.)

3135 Easton Turnpike

Fairfield, Connecticut 06828

(Address of Principal Executive Offices)

Certain Existing and Future GE or Affiliate Benefit and Compensation Plans

(Full Title of the Plan)

Christoph A. Pereira

Chief Corporate, Securities and Finance Counsel

General Electric Company

3135 Easton Turnpike

Fairfield, Connecticut 06828

(Name and Address of Agent for Service)

(203) 373-2211

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

INTRODUCTION

General Electric Company, a New York corporation (the “Company” or the “Registrant” or “we”), registered on a Registration Statement on Form S-8 (File no. 333-158069) filed on March 17, 2009 (the “Original Registration Statement”), as amended by Post-Effective No. 1 filed on November 8, 2011 (“Amendment No. 1”), 10,000,000 shares of the Company’s common stock, par value $0.06 per share (the “Common Stock”), to be offered and sold under certain existing and future benefit and compensation plans of the Company and its affiliates that co-filed the Original Registration Statement or that are added to the Original Registration Statement through post-effective amendments thereto (the “Plans”), and an indeterminate amount of interests in each of the Plans. The Plans currently consist of the Advanced Services, Inc. Employee Savings and Retirement Plan, the ITI 401(k) Plan, the Computer Dynamics, Inc. 401(k) and Profit Sharing Plan (formerly, Total Control Products, Inc. 401(k) Plan) (the “Computer Dynamics Plan”), the Elano Profit Sharing Plan, the Middle River Aircraft Systems Hourly Savings Plan, the Middle River Aircraft Systems Salaried Savings Plan and the Roper Employee Voluntary Stock Ownership Plan.

This Post-Effective Amendment No. 2 to the Original Registration Statement (this “Amendment No. 2” and, together with the Original Registration Statement and Amendment No. 1, the “Registration Statement”) is being filed for the purposes of (1) reallocating 125,000 of the 180,000 shares of Common Stock previously allocated to the Computer Dynamics Plan to be designated as Unallocated shares, and (2) deregistering the interests in the Computer Dynamics Plan, in each case in connection with an amendment to the Computer Dynamics Plan, effective May 11, 2012, resulting in no securities offering that requires registration under the Securities Act of 1933, as amended. As amended hereby, the following amounts of shares of Common Stock have been registered under the Registration Statement with respect to the Plans:

Plan Name	Shares Allocated
Advanced Services, Inc. Employee Savings and Retirement Plan	80,000
ITI 401(k) Plan	220,000
Computer Dynamics, Inc. 401(k) and Profit Sharing Plan (formerly, Total Control Products, Inc. 401(k) Plan)	55,000
Elano Profit Sharing Plan (previously referred to as the Unison Industries Profit Sharing Plan)	4,800,000
Middle River Aircraft Systems Hourly Savings Plan	1,000,000
Middle River Aircraft Systems Salaried Savings Plan	850,000
Roper Employee Voluntary Stock Ownership Plan	1,500,000
Unallocated	1,495,000
Total Registered	10,000,000

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SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, as amended, General Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on this 13th day of June, 2012.

GENERAL ELECTRIC COMPANY

By:	/s/ Jamie S. Miller
Jamie S. Miller
Vice President, Controller and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

*Jeffrey R. Immelt	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 13, 2012

*Keith S. Sherin	Vice Chairman and Chief Financial Officer (Principal Financial Officer)	June 13, 2012

*Jamie S. Miller	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 13, 2012

*James I. Cash, Jr.	Director	June 13, 2012

*Ann M. Fudge	Director	June 13, 2012

*Susan Hockfield	Director	June 13, 2012

*Andrea Jung	Director	June 13, 2012

*Alan G. Lafley	Director	June 13, 2012

*Robert W. Lane	Director	June 13, 2012

*Ralph S. Larsen	Director	June 13, 2012

*Rochelle B. Lazarus	Director	June 13, 2012

*James J. Mulva	Director	June 13, 2012

*Sam Nunn	Director	June 13, 2012

*Roger S. Penske	Director	June 13, 2012

*Robert J. Swieringa	Director	June 13, 2012

*Douglas A. Warner III	Director	June 13, 2012

A Majority of the Board of Directors.

*By:	/s/ Christoph A. Pereira
Christoph A. Pereira
Attorney-in-Fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plans) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on this 13th day of June, 2012.

Advanced Services, Inc. Employee Savings and Retirement Plan*
ITI 401(k) Plan*
Computer Dynamics, Inc. 401(k) and Profit Sharing Plan (formerly, Total Control Products, Inc. 401(k) Plan)*
Elano Profit Sharing Plan*
Middle River Aircraft Systems Hourly Savings Plan* Middle River Aircraft Systems Salaried Savings Plan*
Roper Employee Voluntary Stock Ownership Plan*

*By:	/s/ Christoph A. Pereira
Christoph A. Pereira
Attorney-in-Fact